Exhibit 99.1

News Release

Contact:	Thomas Joyce, Public Relations (612) 303-3167 Judith T. Murphy, Investor Relations (612) 303-0783

U.S. BANCORP DISCLOSES SUMMARY RESULTS OF DODD-FRANK ACT STRESS TEST

MINNEAPOLIS (March 7, 2013) – Today U.S. Bancorp disclosed a summary of its Dodd-Frank Act Stress Test (“DFA”) results. The disclosure includes U.S. Bancorp’s projected stressed minimum capital ratios for the period from the fourth quarter of 2012 through the fourth quarter of 2014, assuming annual common stock dividends equal to the average dollar amount paid in the previous year and no stock redemption or repurchase activity, in addition to estimates of losses, revenues, net income before taxes, and loan losses by type of loan over the same time period. All projections were made under the Supervisory Severely Adverse Scenario set by the Federal Reserve, a two-year hypothetical stressed economic scenario designed to assess the overall strength and resilience of the banking industry, which is much more severe than actually expected by the Company.

A summary of the Company’s DFA results is included in the table below. The Company’s DFA results may differ from those calculated and published by the Federal Reserve due to differences in models, methodologies and tax rate, among other things. A document summarizing the risks and methodologies used to calculate the results, as well as an analysis of the significant reasons for the changes in capital ratios under the hypothetical stressed economic scenario is available on our website at www.usbank.com.

2013 CCAR

U.S. Bancorp Disclosure

Dodd-Frank Stress Testing Results

Projected Stressed Capital Ratios, Losses, Revenues, Net Income before Taxes, and Loan Losses by Type of Loan

U.S. Bancorp Estimates in the Supervisory Severely Adverse Scenario

U.S. Bancorp

The capital ratios are calculated using capital action assumptions provided within the Dodd-Frank Act stress testing rule. These projections represent hypothetical estimates that involve an economic outcome that is more adverse than expected. These estimates are not forecasts of expected losses, revenues, net income before taxes, or capital ratios. The minimum capital ratio presented is for the period Q4 2012 to Q4 2014.

Projected Capital Ratios through Q4 2014 under the Supervisory Severely Adverse Scenario

	Actual	Stressed Capital Ratios
	Q3 2012	Q4 2014	Minimum
Tier 1 Common Ratio (%)	9.0%	8.5%	8.5%
Tier 1 Capital Ratio (%)	10.9%	10.4%	10.4%
Total Risk-based Capital Ratio (%)	13.3%	12.4%	12.4%
Tier 1 Leverage Ratio (%)	9.2%	8.7%	8.7%

Projected Losses, Revenue, and Net Income Before Taxes through Q4 2014 under the Supervisory Severely Adverse Scenario

		Percent of
	Billions of	Average
	Dollars	Assets
Pre-provision Net Revenue (1)	18.0	5.3%
Other Revenue (2)	0.1
Less
Provisions	15.9
Realized (Gains)/Losses on Securities (AFS/HTM)	0.1
Trading and Counterparty Losses (3)	0.0
Other Losses/Gains (4)	0.0
Equals
Net Income Before Taxes	2.0	0.6%

(1)	Pre-provision net revenue includes losses from operational risk events, mortgage put-back expenses, and OREO costs.
(2)	Other revenue includes one-time income and (expense) items not included in pre-provision net revenue.
(3)	Trading and counterparty includes mark-to-market losses, changes in credit valuation adjustments (CVA) and incremental default losses.
(4)	Other losses/gains includes projected change in fair value of loans held for sale and loans held for investment measured under the fair-value option, and goodwill impairment losses.

Projected Loan Losses by Type of Loans for Q4 2012 through Q4 2014 under the Supervisory Severely Adverse Scenario

		Portfolio
	Billions of	Loss
	Dollars	Rates (%)
Loan Losses (1)	13.0	6.1%
First Lien Mortgages, Domestic	1.8	3.9%
Junior Liens and HELOCs, Domestic	0.9	5.6%
Commercial and Industrial	2.4	5.3%
Commercial Real Estate	2.4	6.2%
Credit Cards	3.5	18.8%
Other Consumer	1.2	4.1%
Other Loans	0.8	4.5%

(1)	Commercial and Industrial loans include small and medium enterprise loans and corporate cards. Other loans include international real estate loans. Average loan balances used to calculate portfolio loss rates exclude loans held for sale and loans held for investment under the fair-value option.

Note: Estimates may not sum precisely due to rounding.

Minneapolis-based U.S. Bancorp, with $354 billion in assets as of December 31, 2012, is the parent company of U.S. Bank National Association, the 5th largest commercial bank in the United States. The company operates 3,084 banking offices in 25 states and 5,065 ATMs and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. Visit U.S. Bancorp on the web at usbank.com.

Forward-Looking Statements

The following information appears in accordance with the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date made. The forward-looking statements contained in this press release include, among other things, projected future capital ratios, revenue, net income before taxes, and loan losses of U.S. Bancorp based on a hypothetical scenario containing assumptions that may not come to pass in the future. There can be no assurance that U.S. Bancorp’s actual results would match the results disclosed herein if the assumed scenario were to occur.

Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. Global and domestic economies could fail to recover from the recent economic downturn or could experience another severe contraction, which could adversely affect U.S. Bancorp’s revenues and the values of its assets and liabilities. Global financial markets could experience a recurrence of significant turbulence, which could reduce the availability of funding to certain financial institutions and lead to a tightening of credit, a reduction of business activity, and increased market volatility. Continued stress in the commercial real estate markets, as well as a delay or failure of recovery in the residential real estate markets, could cause additional credit losses and deterioration in asset values. In addition, U.S. Bancorp’s business and financial performance is likely to be negatively impacted by recently enacted and future legislation and regulation. U.S. Bancorp’s results could also be adversely affected by deterioration in general business and economic conditions; changes in interest rates; deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans; deterioration in the value of securities held in its investment securities portfolio; legal and regulatory developments; increased competition from both banks and non-banks; changes in customer behavior and preferences; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, residual value risk, market risk, operational risk, interest rate risk, and liquidity risk.

For discussion of these and other risks that may cause actual results to differ from expectations, refer to U.S. Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2012, on file with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Corporate Risk Profile” contained in Exhibit 13, and all subsequent filings with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. Forward-looking statements speak only as of the date they are made, and U.S. Bancorp undertakes no obligation to update them in light of new information or future events.

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